U.S. SECURITES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM SB-2

   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  CAREDECISION CORPORATION


      Nevada                7371              91-2105842
  (State or other     (Primary standard    (I.R.S. employer
  jurisdiction of        industrial         identification
  incorporation)     classification code        number)
                           number)

           2 Penn Plaza, 15th Floor, Suite 1500-53
                  New York, New York 10121
                  Telephone: (212) 292-4959
                  Facsimile: (631) 544-0183
         (Address and Telephone Number of Principal
     Executive Offices and Principal Place Of Business)

                         ROBERT COX
       CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR
                     16 Wood Hollow Lane
                Fort Salonga, New York 11768
                  Telephone: (516) 680-4505
                  Facsimile: (631) 544-0183
  (Name, Address and Telephone Number of Agent for Service)

                         COPIES TO:
                    Thomas C. Cook, Esq.
             Law Offices of Thomas C. Cook, Ltd.
               4955 S. Durango Dr., Suite 214
                Las Vegas, Nevada 89113-0157
                  Telephone: (702) 952-8519
                  Facsimile: (702) 952-8521

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities of Act, check the following box and list the Securities Act registration statement number earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus will be made pursuant to Rule
434, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:
/ /

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Prospectus (Subject to completion): Dated November 26, 2002.


/1/


                     CALCULATION OF REGISTRATION FEE


Title of Each Class    Proposed Maximum   Maximum Aggregate     Amount of
   of Securities         Aggregate        Offering Price (1)  Registration Fee
to be Registered (3)      per Share (2)
44,217,044 shares of
Common Stock, $0.001   $0.04 Per Share     $1,768,681.70         $442.17
par value
-------------------------------------------------------------------------------
Total                  $0.04 Per Share      $1,768,681.70         $442.17
44,217,044 shares
of Common Stock

  (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.
  (2) Represents the average closing bid price of our common stock as of September 30, 2002.
  (3) Represents the maximum amount of shares of our common stock that we will be required to register in accordance with our Merger Agreement. This also includes the following shares of our common stock: 875,000 - CareDecision.net (purchase of software);
       1,267,963 -Keith Berman (retired his CareDecision Corporation note); 640,000 Robert Jagunich (consulting services); 500,000 Robert Kotch (consulting services); 2,539,574 Paradigm Partners (consulting services); and 1,500,000 - Barbara Asbell (consulting services).







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/2/


                         Prospectus

                  CareDecision Corporation
                        Common Stock

     This is an offering of a total of 44,217,044, shares of our common stock, par value $.001 by the individuals who are named under the caption "Security Stockholders."

     The Restricted Stockholders have acquired our restricted common shares through conversion of shares pursuant to the merger agreement, through a purchase of software and through consulting services.

THESE ARE SPECULATIVE SECURITIES.  RISK FACTORS ASSOCIATED
WITH THESE SECURITIES CAN BE FOUND ON PAGE 8 IN THE SECTION
TITLED RISK FACTORS.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange
Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Information in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.






      The Date Of This Prospectus is November 26, 2002.


/3/


                     Prospectus Summary

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE RECEIVING A DISTRIBUTION OF OUR COMMON STOCK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY.

The Offering

     Represents the maximum amount of shares of our common stock that we will be required to register in accordance with our Merger Agreement. This also includes the following shares of our common stock: 875,000 - CareDecision.net (purchase of software); 1,267,963 -Keith Berman (retired his CareDecision Corporation note); 640,000 Robert Jagunich (consulting services); 500,000 Robert Kotch (consulting services); 2,539,574 Paradigm Partners (consulting services); and 1,500,000 - Barbara Asbell (consulting services).

The Company

     We are headquartered in New York, New York. We provide enhanced information technology (IT) to physicians at the point of clinical decision.

     We were formed as a Nevada corporation under the name
ATR Search Corporation ("ATR") on March 2, 2001.  On June
17, 2002 a shareholders' meeting was held and a shareholders' resolution adopted that resolved that ATR change its name to CareDecision Corporation
("CareDecision"), increase the number of authorized common shares to 200,000,000 and approve the merger between the Company and Medicius, Inc. On June 28, 2002 we filed a report on Form 8-K with the Securities and Exchange
Commission, incorporated herein by reference, whereby
Medicius, Inc. ("Medicius"), a Nevada corporation, merged with and into ATR. Pursuant to the terms of the merger agreement, ATR obtained the operations of Medicius.

     As of June 28, 2002, the Effective Date of the merger, the capital stock of Medicius issued and outstanding immediately prior to the Effective Date was converted into ATR Common Stock as follows:

          (i)  Each share of Medicius Series A Preferred
Stock was converted into 3.5 common stock shares of ATR and ..75 ATR common stock purchase Warrants.

          (ii) Each share of Medicius common stock was converted into 3.0 common stock shares of ATR and .5 ATR common stock purchase Warrants.

          (iii) After the Effective Date, all Medicius common stock purchase warrants that remain unexercised as of the Effective Date and any Medicius Convertible Notes that remain unconverted or unpaid on the Effective Date remain exercisable for or convertible into the number of common stock shares of ATR based on the same conversion ratio outlined in paragraph (ii) above.





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/4/


                      TABLE OF CONTENTS



                                                             Page

Prospectus Summary                                             4
The Offering                                                   6
Summary Financial Information                                  7
Risk Factors                                                   8
Forward Looking Statements                                    11
Use Of Proceeds                                               11
Dividend Policy                                               11
Market for Common Equity and Related Stockholder Matters
Market Information                                            11
Plan Of Distribution                                          12
Legal Matters                                                 12
Experts                                                       12
Additional Information                                        12
Management's Discussion and Analysis of Financial Condition
and Results of Operations                                     13
Business of the Company                                       15
 Business Overview                                            15
 Industry Overview                                            15
 Review of Products                                           16
 Marketing                                                    16
 The Product Opportunity                                      17
 The Need for Integration                                     17
 Value Proposition                                            18
 Solution & Benefits                                          19
 Competition                                                  21
 Major Customers                                              22
 Point Of Operation                                           22
 Government Regulation                                        22
 Employees                                                    22
 Facilities                                                   22
 Legal Proceedings                                            23
Management                                                    23
Executive Compensation                                        24
Certain Relationships And Related Transactions                24
Security Ownership of Certain Beneficial Owners and
Management                                                    24
Stock Option Plan                                             25
Description of Securities                                     25
Shares Eligible For Future Sale                               26
Security Holders and Recent Financing                         27
Part F/S: CareDecision Corporation, Financial Statements      29


/5/


                        The Offering

Securities offered: 44,217,044-security holder restricted shares.

Common stock outstanding: 73,864,137. This amount does not include an aggregate of shares of our common stock reserved for issuance upon the exercise of existing and outstanding
Medicius options, warrants and convertible notes, or stock option agreements granted to our employees and consultants.

Offering price: There is no offering price. The shares are being registered for the security holders only.

Use of proceeds: We will not receive any proceeds from this offering.

Risk factors: An investment in our common shares involves a high degree of risk and our common shares should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective purchasers of the shares of our common stock should carefully review and consider the factors set forth under "Risk Factors" as well as other information in this document, before purchasing any of the shares of our common stock.

OTC BB symbol: The shares of our Common Stock are presently trading on the OTC Electronic Bulletin Board under the symbol "CDED." There can be no assurance that an active trading market will be sustained. As a result, an investor may find it difficult to dispose of, or to obtain adequate quotations as to the price of the shares of our common stock.





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/6/


                Summary Financial Information

     The following table sets forth a summary of historical financial information of CareDecision Corporation from March 2, 2001 (inception) to December 31, 2001 and for the nine months ended September 30, 2002 and 2001. The summary historical financial data should be read in conjunction with the financial statements, and notes of CareDecision Corporation and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                      March 2,
                                        2001
                                  (inception) to        Nine Months Ended
                                     December 31,          September 30,
                                       2001           2002            2001
                                                   (Unaudited)     (Unaudited)

Statement ofoperations data:
Total revenue                       $ 940,621    $    1,555        $     -
Cost of services                    $ 582,143    $        -        $     -
                                    ----------------------------------------
Gross profit                        $ 358,478    $    1,555        $     -
General and$
administrative expenses             $ 366,709    $  751,323        $ 4,974
Other expenses                      $ 389,107    $  278,812        $     -
                                    ----------------------------------------
Net operating loss                  $(397,338)   $(1,028,580)      $ (4,974)
Other income (expense)              $ (91,412)   $   (88,161)      $     -
                                    ----------------------------------------
Net loss                            $(488,750)   $(1,116,741)      $ (4,974)
Loss per share (basic and diluted): $   (0.03)   $     (0.03)         (0.00)

Weighted average shares outstanding $19,180,000  $33,279,930    $16,100,000





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/7/


                        Risk Factors

     An investment in the securities being offered involves a high degree of risk. Prior to making any investment decision, prospective investors should carefully consider the following risk factors together with the other information presented in this prospectus including the financial statements and notes.

Our limited operating history could be a disadvantage to our growth.

     We were incorporated on July 6, 2000, with a principal business objective to provide enhanced information technology (IT) for physicians at the point of clinical decision. The software systems, communication tools and suite of software applications employed by CareDecision permits the office practice physician to request critical patient medical and/or medication information via the Web on a Microsoft Windows CE-based Personal Digital Assistant ("PDA") at, or prior to the point-of-care. The system captures and displays the requested information, and overlays formulaic medical treatment protocols and medical step therapies, creating not only a patient specific historical medical chart, but also suggested treatment alternatives, approved medications and diagnosis specific protocols.

     CareDecision is considered a development stage company and thus has a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks include, but are not limited to, dependence on the growth of use of electronic medical information and services, the adoption of PDA based Internet appliances for the transmission and display of medical information, the need to establish our brand name, the ability to establish a sufficient client base, the level of use of medical providers and the management of growth.
To address these risks, we must maintain and increase our customer base, implement and successfully execute our business and marketing strategy, continue to develop and improve our point of care software and patient processing system, provide superior customer service, respond to competitive developments and attract, retain, and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

Unpredictability of future revenues, potential fluctuations in quarterly operating results and seasonality could have a negative effect on us.

     As a result of our limited operating history and the nature of the market in which compete, we are unable to accurately forecast our future revenues. Our future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. Operating results generally depend on the volume of, timing of and ability to effectuate sales of our professional services, which are difficult to forecast. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures could have an immediate adverse effect on our business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain service or marketing decisions that could have a material adverse effect on our business, prospects, financial condition and results of operations.

     Management anticipates that we may experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our quarterly operating results include (i) the Company's ability to attract new customers at a steady rate, maintain customer satisfaction and establish consumer confidence in our electronic medical information services (e-health); (ii) our ability to manage fulfillment operations; (iii) the announcement or introduction of new services by our competitors; and (iv) the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure. If management does not properly address these potential operating factors, should they occur, our business, prospects, financial condition and results of operations could be negatively affected.
Our profitability will be directly affected by our competition.


/8/


     Many of CareDecision's potential competitors have longer operating histories, larger clientele bases, better service recognition and significantly greater financial, marketing and other resources than do we. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition and results of operations. (See "Competition").

We may not be able to retain our key personnel or attract additional personnel, which could affect our ability to continue as a going concern.

     Our performance is substantially dependent on the services and on the performance of our Management. CareDecision is, and will be, heavily dependent on the skill, acumen and services of Mr. Robert Cox (President, Secretary, Treasurer and Director). Our performance also depends on our ability to attract, hire, retain and motivate our officers and key employees. The loss of the services of our executives could have a material adverse effect on our business, prospects, financial condition and results of operations. We have not entered into a long-term employment agreements with our key personnel and currently have no "Key Employee" life insurance policies. Our future success may also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and retain the necessary technical, managerial, marketing and customer service personnel could have a material adverse effect on our business, prospects, financial condition and results of operations. (See "Management").

If management does not properly manage growth, our operating results could suffer.

     Management anticipates that significant expansion will be required to address potential growth in our customer base and market opportunities. Our expansion is expected to place a significant strain on our management, operational and financial resources. To manage any material growth of our operations and personnel, we may be required to improve existing operational and financial systems, procedures and controls and to expand and train our employee base. There can be no assurance that management's planned personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel or successfully identify, manage and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, its business, prospects, financial condition and results of operations will be materially adversely affected.

Protecting proprietary rights and defending against claims of infringement could be costly.

     Management regards copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and intend to rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and others to protect our proprietary rights. There can be no assurance that steps, which may be taken by us to protect our proprietary rights, will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade names and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. CareDecision is not currently subject to any legal proceedings.


/9/


The selling security holder shares are being registered for resale in this registration statement and the sale of such shares can have a negative effect on the market price of our common stock.

     The sale of shares can have a negative impact on the price of our common stock. No predictions can be made as to the effect, if any, that sales of our shares by the selling security holder shares being registered will have on the market price of our common stock. Nevertheless, sales of substantial amounts of our common stock, or the perception that such sales may occur, could reduce our market price.

Our common stock is a penny stock and subject to the penny stock rules. The penny stock rules have numerous requirements, which make it difficult to purchase our common stock.

     The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than $5.00 per share. Thus, our common stock is presently a penny stock subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. This would generally include institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. Based on the above, investors who are not established customers of broker-dealers or accredited investors may find it difficult to purchase our common stock without satisfying numerous requirements.





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/10/


Forward Looking Statements

     This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act, and
Section 21E of the Exchange Act. Our actual results may differ significantly from the results discussed in such forward-looking statements. The safe harbors contained in
Section 27A of the Securities Act and Section 21E of the Exchange Act, which apply to forward-looking statements, are not applicable to this offering.

Use Of Proceeds

     The shares of our common stock being offered are for the account of the security stockholders. Accordingly, we will not receive any of the proceeds from the resale of shares of our common stock by the security stockholders. We are registering the shares of our common stock under contractual arrangements.

Dividend Policy

     We have never paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. The payment of future cash dividends by us on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, financial condition, cash flows, capital requirements and other considerations as our board of directors may consider relevant. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends on our common stock.

Market for Common Equity and Related Stockholder Matters Market Information

     Our shares of common stock are currently traded on the OTC Electronic Bulletin Board under the symbol "CDED". The common stock was approved for trading February 1, 2002.
There is no assurance that an active trading market will develop that will provide liquidity for CareDecision's existing shareholders or for the selling shareholders whose common stock is being registered through this filing.

     The reported high and low bid prices for our common stock are shown below for each quarter beginning with the quarter ended March 31, 2002. The high and low bid price for the first, second and third quarter of 2002 are quotations from the OTCBB. The quotations reflect inter-dealer prices and do not include retail mark-ups, mark-downs or commissions. The prices do not necessarily reflect actual transactions.


      PERIOD             HIGH BID              LOW BID
2002
First Quarter              .30                  .06
Second Quarter             .13                  .03
Third Quarter              .11                  .03

     As of August 2, 2002, we are authorized to issue
200,000,000 shares of our common stock at par value $0.001 and 5,000,000 shares of our Preferred stock at par value
$0.001. Currently, we have shares of our common stock issued and outstanding held by approximately 93 individual holders and no shares of our preferred stock issued and outstanding. There are currently no shares of our common stock reserved for stock options, nor are their plans to issue stock options in the foreseeable future.




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/11/


                    Plan Of Distribution

     Shares of our common stock may be sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may from time to time offer shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders for whom they may act as agent. The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

     We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

     We will bear all expenses of the offering of shares of our common stock by the selling security holders other than payment that they may agree to make to underwriters.

Legal Matters

     The Law Offices of Thomas C. Cook, Ltd., 4955 S.
Durango Drive, Suite 214, Las Vegas, Nevada 89113 will pass upon the validity of the common shares offered for us.

Experts

     Our audited Balance Sheet as at December 31, 2001, and the Related Statement of Operations and Statement of Cash Flows of G. Brad Beckstead CPA, independent certified public accountant, have been included in this registration statement in reliance upon the report, appearing elsewhere in this, of Beckstead and Associates, CPAs, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     Our reviewed Balance Sheet as at September 30, 2002, and the Related Statement of Operations and Statement of Cash Flows of Beckstead and Watts, LLP, independent certified public accountants, for the nine months ended
September 30, 2002 and the period March 2, 2001 (date of inception) to September 30, 2002 have been included in this registration statement in reliance upon the report, appearing elsewhere in this, of Beckstead and Watts, LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

Additional Information

     We have not previously been required to comply with the reporting requirements of the Exchange Act. We have filed a registration statement with the SEC on Form SB-2 to register the offer and sale of the shares. This prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information about us and the shares offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits and schedules at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov. You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of our business and this offering.


/12/


Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations for period ended December 31, 2001.

     The financial statements for the year ended December 31, 2001 have been prepared on a going concern basis. The issuance of a going concern opinion by the auditors indicates that the auditors have substantial doubt about CareDecision's ability to continue as a going concern. CareDecision incurred net losses of $488,750 for period from March 2, 2001 to December 31, 2001. This indicates that CareDecision's continuation, as a going concern is dependent upon our ability to obtain adequate financing. If CareDecision were unable to obtain adequate financing necessary to continue our operations, advance our plan of operations, increase our sales, increase our inventory and working capital, we would be substantially limited. If CareDecision were unable to properly fund our plan of operations, our continuation would be jeopardized. Management's plan to overcome our financial difficulties consists of raising additional capital and obtaining revenues from the acquired assets of Medicius, Inc. At this point, CareDecision has no definite plans to raise money.



                                              Year ended
                                           December 31, 2001


Revenue                                      $  940,621
Gross Profit                                 $  358,478
General & Administrative Expenses            $  366,709
Research & Development Costs                 $        -
Depreciation and Amortization Costs          $  225,607
Consulting Fees and Organizational Costs     $  163,500
Interest Expense                             $   91,412
Net Income (Loss)                            $ (488,750)
Inventory                                    $        -

     As a newly formed development stage company, we do not have comparables for the above operating period.

Results of operations for the nine months ended September
30, 2002 and 2001.


                                    Nine-months ended       Nine-months ended
                                   September 30, 2002       September 30, 2001


Revenue                              $     1,555               $         -
Gross Profit                         $     1,555               $         -
General & Administrative Expenses    $   751,323               $     4,974
Research & Development Costs         $         -               $         -
Depreciation and Amortization Costs  $     2,756               $         -
Consulting Fees and Organizational
Costs                                $   276,056               $         -
Interest Expense                     $    88,161               $         -
Net Income (Loss)                    $(1,116,741)              $     (4,974)
Inventory                            $         -               $         -

     As a newly formed development stage company, we do not have comparables for the above operating period.

Net Income (Loss)

     We had net losses of $1,116,741 or a loss of $0.03 per share for the nine months ending September 30, 2002. This loss was due in large part to the merger completed with Medicius, Inc. in June of 2002.


/13/


Internal and External Sources of Liquidity

     We believe our cash on hand of $349,807 will be sufficient to fund ongoing fiscal 2002 and 2003 operations and provide for our working capital needs, however, we have negative working capital of $129,761. Our accountant has issued a note concerning our ability to continue as a going concern. As we are still considered to be in the development stage, our prospects of continuing as a going concern are contingent upon our ability to achieve and maintain profitable operations. Revenues generated over and above expenses will be used for further development of our services, to provide financing for marketing and promotion, to secure additional customers, equipment and personnel, and for other working capital purposes.

     To date, we have financed our cash flow requirements through a public issuance of common stock and through the issuance of notes. During our normal course of business, we will experience net negative cash flows from operations, pending receipt of revenues. Further, we may be required to obtain financing to fund operations through additional common stock offerings and bank borrowings, to the extent available, or to obtain additional financing to the extent necessary to augment our available working capital.





       [Balance of this page intentionally left blank]


/14/


                   Business of the Company

Business Overview

     CareDecision Corporation ("CareDecision"), a Nevada corporation incorporated on March 2, 2001, is a developmental stage company with a principal business objective to provide Internet-enhanced information technology (IT) for physicians at the point of clinical decision. The software systems, communication tools and suite of software applications employed by CareDecision permits the office practice physician to request critical patient medical and/or medication information via the Web on a Microsoft Windows CE-based Personal Digital Assistant ("PDA") at, or prior to the point-of-care.

     The system captures and displays the requested information, and overlays formulaic medical treatment protocols and medical step therapies, creating not only a patient specific historical medical chart, but also suggested treatment alternatives, approved medications and diagnosis specific protocols. Utilization of this system by the practicing physician enhances clinical decision-making, improves physician productivity, insures formulary compliance, reduces the cost of healthcare and positively impacts the care provided to the patient.

     The elements of our business strategy include: expanding geographically into key markets through a combination of opening new offices and developing relationships with clients to generate demand for our services; recruiting qualified, medical software and other technical personnel to perform technical, implementation and support duties as contracts are entered into, although there can be no assurance that any such contracts will be secured; and pursuing entry into new markets complementary to CareDecision's proposed operations. Future operations are dependent upon our ability to implement our business and marketing strategies and to establish relationships and contracts with health insurers and HMOs to provide our e-health products and services.

Industry Overview

     Over the last decade managed care has transformed healthcare into a highly competitive and market driven industry. The transition has resulted in the elimination of many of the unnecessary costs that had historically contributed to the continued and unabated acceleration of the cost of health care. One crucial segment, which has remained resistant to ongoing efforts to realize real and obvious opportunities to affect cost reductions, lies in the means of communications resident within the industry.

     The nature of domestic healthcare delivery has resulted in a highly fragmented system involving hundreds of thousands of payor and provider organizations scattered across a broad geographical landscape. Each of these locations employs diverse and incompatible information systems that have restricted electronic communication of vital medical and administrative information between the participants.

     The overwhelming majority of clinical information is currently trapped in proprietary silos (paper, mainframes, and physician legacy systems). The extraction and sharing of that information is a time consuming and costly process. The inefficient access to that essential information results in hundreds of billions of dollars of unnecessary annual costs for sub-optimal treatment, adverse drug reactions, drug formulary non-compliance, unnecessary administrative overhead, and redundant services and testing.

     Additionally, healthcare remains the last domestic bastion for reliance on paper communication processes. We estimate that current healthcare administration costs exceed $300 billion annually. It is management's belief that online process automation and transaction processing solutions can eliminate over 50% of those costs, which are directly attributable to the time and expense associated with manual processing for routine processes and transactions.


/15/


     Although the growth of Internet access and utilization has clearly become the basis for accelerating the digital integration of healthcare, progress remains limited with full, broad user based deployment. A number of technologies, even those employing the Internet as a backbone, have failed to achieve the expected information transformation. In almost all instances the communication of electronic data within the paradigm has the universal support of the payors and industry service providers
(pharmacies, labs, etc.). Each industry segment recognizes and embraces the efficiencies and cost reductions that can be realized through the electronic exchange of data.
Resistance to the transition resides within the physician office practice.

Review of Products

     The e-Health handheld information appliance software offered by CareDecision advances the state-of-industry technology into a new generation. These PDA technology innovations will lead to competitive imitation that we anticipate will grow into the industry standard.
Competitors within the sector currently offer an outpatient, PDA-based prescription writing device and suggest the eventual inclusion of such features as lab test order entry and fulfillment. The sector has recently been witness to its own shakeout with first generation, outdated product entries limiting growth prospects of several companies. CareDecision presently has a complete suite of medical information and communication applications, all integrated, and all on one PDA Internet appliance. These applications have been designed to meet the needs of both the inpatient and outpatient environments and are not just commercially viable but also regulatory standard compliant. Further, we believe that only CareDecision has conceived and implemented the ability to monitor patient treatment plans on a handheld information appliance. Management believes our product line stands technologically and functionally ahead of the field of handheld medical information systems.

Marketing

     Management intends to implement an aggressive but targeted marketing campaign to educate healthcare providers about CareDecision's technology solutions and the benefits obtained through its use. The industry focused marketing campaign is intended to leverage our efforts by qualifying customers' needs and interests.

     The CareDecision marketing strategy ultimately targets the physician provider through the provision of technology and services that specifically respond to their needs and requirements. The physician will be the ultimate determinant as to the success of any given system; therefore, it is incumbent on any marketing strategy to focus on the satisfaction of their needs. CareDecision has created a product that includes those features that specifically respond to the requirements of the practicing physician. We believe that the combination of unique and responsive benefits derived from our system coupled with its simplicity, portability, convenience and ease of use will initiate and propel the desired transition from paper processes.

     Healthcare is an interdependent web of payors and providers. CareDecision's success is reliant on targeting multiple segments within the industry. As has been previously stated, although the physician will determine a product's utilization, it is the other components of the system that will bear the cost of the product's introduction and ongoing employment. Insurers and industry service providers must participate in the electronic network, both logistically and financially to complete the link that will provide utility and value to all participants. It is incumbent on us to therefore extend our marketing strategy to facilitate this reality.

     We will concentrate our marketing efforts in specific target geographic locations that will permit the completion of our density strategy crucial to sustained penetration and long-term success. Implicit to this strategy is the contracting of multiple payors, pharmacies and clinical labs within a targeted region that provides for system integration to the product and payment for transactions communicated to or from the participating physicians. Once the network has been established the product will be distributed to those physicians included within the contracted payors Provider Network. We will rely on those contracted payors to support and assist in the distribution of the product to the said physicians.


/16/


     The creation of such networks will be conducted in multiple geographic locations simultaneously. Upon their completion the process employed will be introduced and replicated in other locations targeted for access.

The Product Opportunity

     Healthcare is a matrix of interrelated providers and payers. The physician resides at the core of the complex structure, initiating the vast majority of interactions between the participants. It is the physician who is responsible for the disposition of 80% of the healthcare dollar either, directly through the provision of service, or indirectly through patient direction to other services (prescriptions, lab tests, hospital admissions, CAT scans, X-rays, home health products, etc.) Correspondingly, it is those physician activities, which generate the preponderance of paper communications cluttering the system. The physician office practice then is central to the solution and stands to benefit most from the introduction of that solution. Paradoxically, however, it is the physician office that has been the central impediment to the adoption of the technologies that would permit system-wide, instantaneous communication of clinical, administrative and financial information between and amongst the multitude of payors, providers and support industries composing the enterprise.

     Physicians are reluctant to adapt to technological advances for a variety of reasons. Most of their objections have been approached and resolved by the vendors participating in the sector. Several, however, continue to remain unresolved and serve as a continuing impediment to physician acceptance of the new technology:

    Patient information that is vital for the conduct of the examination, such as, medical history, accurately diagnose a malady, and provide a remedy, must be available to the physician during or before the patient encounter;
    The tool employed to capture information prospectively, and record and distribute the prescribed remedy must be portable, easy to use and fit within the existing workflow of the office practice; and
    The adopted tool must diminish, not add, to the work of the physician or the staff.

     Many technology companies have developed impressive technologies, but have failed to satisfy the specific demands of the physician community for acceptance of innovative communication technology and digital integration of their paper processes. In order to be accepted by the physician population, by winning space on their valuable
"medical desktops," a medical IT company, even one with an Internet connectivity solution, must be embraced by doctors as a comprehensive enhancement to their practices.

     CareDecision's system improves the quality and efficiency of the physician's practice by providing clinical information at the point of care. We are focused on point of medical care (patient examining room, patient bedside) tools and products.

The Need for Integration

     Our software is designed to integrate point of care medical applications, treatment protocols and up to the moment patient histories coupled with real-time on-line medical insurance claims submission. The ultimate key to success resides in providing the private practice physician with the capability to, sequentially, learn about the history of his or her patient during, or prior to, entering the examining room, treat the patient and update the insurer of the episode of care. Accomplishing this objective resolves a major dilemma for the health care provider; instantaneous communication of vital patient related information at or before the patient encounter.

     The technology is grounded in the central need to furnish the doctor with the crucial patient information rapidly and reliably on a PDA. It utilizes the power of the Web to move large amounts of data to and from a variety of platforms securely via a powerful Windows CE based PDA designed for portability and upgradability. Totally HIPAA compliant, this PDA technology is the first to offer legacy-like applications through its innovative use of PDA technology.


/17/


    The medical desktop software operates on any Windows 95 or 98 PC in the physician's office, which, in turn, permits one to eight PDAs to be linked to the medical network.

    The PDA software allows each PDA to become a uniquely identified mobile node on the medical network, independent of PC linkage, thereby, assisting the doctor in the review of relevant patient medical history, medications and prescriptions, lab test ordering, medical step processes and protocols and specialist referral processes. The PDA software provides AI (Artificial Intelligence) capabilities and the ability to receive order fulfillment information for over 5,000 patients, which represents approximately 3 years of patient encounters in a typical primary care medical practice.

    The Web server software establishes a real-time link to health plans, lab and other service organizations legacy systems.

    Our system allows for providers to access payor and health plan business rules, and policy/plan coverage's directly from the plan(s).

Value Proposition

     The PDA offered by CareDecision will enhance the likelihood that the physician will prescribe the right drugs, order the needed lab tests and refer to only authorized specialists. The physician is guided by health plan published treatment and step protocols while in the presence of the patient. Typical post-examination activities conducted by the doctor and his staff will result in better time efficiency, fewer mistakes, corrections and duplication of paperwork.

     On the other side of the equation, if the health plan is able to positively influence (manage) physician ordering of services and medications without having to resort to "charging" the doctor for his own mistakes and inefficiencies, adoption of the tool or service is more likely. This unique workflow equation distinguishes CareDecision from other 2nd generation service companies. Although they initially defined the need for these tools and demonstrated their cost saving potential, they failed to induce broad user based adoption of their technologies, because their tools did not provide the requisite utility at the "point of care." CareDecision offers a unique point of patient care medical efficacy and treatment tool.

     The software system offered by CareDecision satisfies all the clinical and utilization requirements of the practicing physician. CareDecision believes the products we offer provide the utmost in efficiency, if for no other reason than other companies with second generation products have so well defined the market and opportunity. From the standpoint of the physician, processing of patient information is nearly automatic. Relevant data is pre-loaded onto the PDA according to the doctor's schedule of patients. Thus, physician induced data entry is kept to a minimum, thereby overcoming one of the largest obstacles to admission to the physician's "desk-top."

     To win the battle for space on the "physician desktop," a medical IT company, even one with an Internet connectivity solution, must be embraced by doctors as an enhancement to their practices. The system CareDecision is offering improves the quality and efficiency of the physician's practice by providing clinical information at the point of care. The applications and communication software permit the physician to discard the piles of manila folders and reference manuals. The PDA bearing proprietary software enables the physician at the point-of-care to:

    Review the patient's recent and/or long term medical
     history;
    Check the patient's eligibility to receive services
     from a health plan;
    Request care review of medical protocols and medical step processes, to assure a minimum standard of care according to each patient's diagnoses and health plan;
    Electronically order laboratory tests or radiology exams, and review the fulfillment of those orders by electronic receipt of the medical test results;


/18/


    Review the safety of a proposed prescription and its propensity to interact with other prescribed medications for a given patient. Identify the optimum medication contained within the patient's benefit plan formulary;
    Electronically refer the patient to a medical specialist, and retrieve and review any report(s) sent from the specialist related to the referral; and
    Initiate care protocols, or step therapies, based on the patient's diagnosis, and automatically follow the progress or efficacy of the "steps" through an auto-reminder.

     The PDA technology and applications are a tightly designed integration of application sets. The system captures all current patient activity at the point of care (the examining room or bedside) and then merges it with the patient's history allowing various on-demand treatment protocols to emerge, providing a wealth of data for prospective treatment. Information supplied to and from the physician via the PDA appliance includes:

Case/Episode Diagnosis        Episode  by episode multiple
                              diagnosis  and physician  chosen
                              treatment;
                              Patient cumulative treatment
                              (electronic   medical    record)
                              histories,             including
                              hospitalizations  and  histories
                              from patient; and
                              Eight   levels  best   care
                              medical protocols.
------------------------------------------------------------------
Medical Order Entry and       Full   Pharmacy   Benefits
Fulfillment                   Management     programs     with
                              electronic  script writing  with
                              drug   formulary  and  drug-drug
                              interaction checks;
                              Lab Order Entry with complete
                              reporting   including   results,
                              pending, tickler, out of limits,
                              historical, summary, etc.; and
                              Accident/Worker's
                              Compensation intervention modules.
                              In addition, CareDecision software
                              applications provide both on-line
                              and off-line (fax) order entry.
------------------------------------------------------------------
Payor-Related                 Plan     and    Procedure
Applications                  Eligibility;
                              Procedure/Drug Authorization;
                              Patient Referral; and
                              Hospitalization   Admission
                              Decision Tree.

     The communication and integration system coupled with its clinical and administrative applications constructs a compelling and convincing rationale for adoption and utilization by the physician within the office practice.

Solution & Benefits

  Built on Industry Acceptable Standards

     The System creates a fully secured series of private communications networks and establishes, for the user's organization, a medical network consisting of both size and power. In effect, the System creates multiple Extranets, using the Internet and any service provider as its backbone. The created network(s) become fully secure private networks for the exclusive use of the participants. They provide maximum security for all medical communications. Currently, the System utilizes a desktop computer as the client-server link to the Internet with one to four PDAs docked to it. Each PDA battery is charged and data is exchanged specific to each PDA's unique identifier. In addition, the communication software has been designed, and is currently resident on each suite delivered, to accommodate direct connection of the PDA through a wireless link to the Internet. From a practical standpoint, a number of technological and economic issues must be overcome before a wireless connection to the Internet in a healthcare setting can be implemented. These issues include: (a) the reliability and bandwidth of wireless Intranet communications; (b) PDA battery life; (c) wireless connect costs; and (d) the need for relatively expensive wireless amplification and routing stations.


/19/


     The broad-based technology is for utilizing low bandwidth, seamless, automatic, (basically) free FTP (file transfer protocol) nets, using the Internet. These applications (medical, communications and database) are local to each physician's palm-top, providing a comfort level to the physician and the patient. This means that sensitive or critical medical information can be provided automatically or upon request behind the closed door of an examining room, or at the patient bedside. Communication modules resident in the medical networks effect transmissions automatically and seamlessly. The entire cycle takes less than 3 minutes using encrypted, encoded and "whittled" message packets that are; (a) thrice cleaved into header, body and footer segments that are then compressed with check digits, allowing blocked transfer; (b) data packets to be transmitted through a proprietary message parser along three separate, non-competing Internet channels; and (d) automatically reassembled at the receiving end.

  Connecting Through Integration

     The PDA based applications provide a complete set of clinical applications for managing patient care, streamlining clinical paperwork, providing the physician with Best Medical Care pathways and guidelines, and increasing efficiency while improving the accuracy of tracking patient care.

There are three categories of application modules.

    Case/Episode Diagnosis and Treatment modules include:
    (a) episode by episode multiple diagnosis and physician chosen treatment pathways; (b) patient cumulative treatment
   (electronic medical record) histories, including hospitalizations and histories from patient encounters with other physicians; (c) eight levels of Best Care Medical Protocols, and (d) tentacle links to the Physician Desktop Reference (PDR) and prescription drug databases;

    Medical (outbound) Order Entry modules include: (a) full Pharmacy Benefits Management programs with electronic script, drug formulary and drug interaction modules; (b) Lab Order Entry with complete reporting: results, pending, tickler, out of limits, historical, summary, etc., and (c) Accident/Worker's Compensation intervention modules. Additionally, CareDecision software applications provide both on-line and off-line (fax) order entry; and

    Payor related applications modules include: (a) Plan and Procedure Eligibility; (b) Procedure/Drug Authorization;
    (c) Patient Referral, and (d) Hospitalization Admission
    Decision Tree.

  Real B2-B Model

     The Internet serves not just as a portal, but a true Business-to-Business destination to integrate all of the constituents and trading partners for a revolutionary means of transacting medical business. It doesn't just connect insurer to physician, hospital to doctor's office or billing to payment but rather, fully integrates the entire medical care giving cycle within one host deployed processing framework.

     It is generally understood and accepted that physicians will not bear the cost of being interconnected to health plans and service providers, even though CareDecision type solutions improve the efficiency and clinical effectiveness of their practices. CareDecision anticipates that health plans and service providers, such as clinical laboratories, will subsidize (sponsor) the physician networks. That subsidy will be provided because the Plans and Service Providers will financially benefit from the creation of the electronic data network.

     Paper processing and physician non-compliance with a health plan's prescription formulary are estimated to be $10 per year for each insured. Service providers believe that they can capture incremental market share while protecting their base through this technological linkage. The CareDecision model derives it principal source of revenue from transaction fees driven by the physician's use of the PDA.

     The costs of installing and maintaining the components of the network in physician offices will be borne by the health plan "sponsors" that the company has labeled, E-


/20/


trading partners. The system presents a visible and definable cost savings to the sponsoring health plan through a transaction fee structure that offers advance cost savings benefits. The added indirect management capabilities offered the sponsor make the adoption of CareDecision's point of care concept unique in the industry.

Competition

     The medical industry is highly competitive in the attraction and retention of physician customers, insurers and other medical providers. The number of competing companies and the size of such companies varies in different geographic areas. Generally, CareDecision is in competition with other PDA technology companies, with the most effective competition coming from companies that possess greater capital resources, have longer operating histories, larger customer bases, greater name recognition and significantly greater financial, marketing and other resources than do we.

     There are a number of small and large companies that have announced their intentions to provide some type of Internet interconnectivity for physicians to the healthcare systems:

    Large publicly traded companies: WebMD/Healtheon
    (HLTH), MedicaLogic/Medscape (MDLI) and to a slightly lesser degree Cerner/Citation (CERN), IDX Corporation (IDXC) and venerable Shared Medical (recently acquired) are very broadly involved in healthcare Internet based services including consumer services, E-commerce and connectivity. None of these companies are working on a PDA based interface for physicians, although Healtheon has identified the PDA as a critical component for a network and is "evaluating potential partners to provide physicians with hand-held computers."

    Non-PDA based start-ups and small publicly traded companies: CyBear (CYBA), Medix Resources (MXR), Advanced Health (recently merged) and Abaton.com (recently merged and then shut down) have announced some form of connectivity systems that are non-PDA based and have, at best, limited numbers of clinical installations.

    More mature companies such as Kinetra (recently acquired), McKesson-HBOC and ProxyMed, have launched
    Internet enhanced ventures without any clinical successes.

    PDA-based start-ups: Virtmed, ePhysician and iScribe have announced products that reside on 3-Com's Palm PC. The Virtmed product will allow physicians to capture billing information for hospital-based accounts and purports to manage receivable transactions (a mix of a 1st generation feature on a 3rd generation technology). ePhysician's first offering allows prescription ordering from a PDA. On the surface, iScribe offers a few of the features of CareDecision's system, but has chosen to implement a wireless wide-area network solution through an Internet link to a legacy system server. This approach has greater capital cost and platform data management disadvantages compared to CareDecision's product line. Yet, iScribe, even with its costly and incremental approach, and its recently announced financial troubles still has garnered an impressive valuation.

     All of the embryonic PDA technology based companies have a similar broad goal to deliver PDA based data management to physicians. One company, AllScripts (MDRX) appears to be positioned to advance to a market leadership position. However, this position is defined by a product distribution of less than 1000 physician users (.5% of the total market) and does not possess a major factor in any medical trade area.

     Increased competition may result in reduced operating margins and a loss in our clientele base. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, management may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition and results of operations.


/21/


     Based on management's industry experience, CareDecision believes it will build a strong reputation for the quality of our products and services as well as our client-oriented approach. We believe that our experienced employees, broad range of products and services, local and broad market expertise, and operating infrastructure enable us to compete effectively in each of our business disciplines. (See "Risk Factors - Competition")

Major Customers

     As we are still in the development stage, CareDecision has yet to generate significant revenue. However, the Company has signed a far ranging alliance with Pharmacare, Inc., a wholly owned subsidiary of CVS Corporation, a leading provider of pharmacy benefit services to health insurers. Pharmacare and the Company plan to jointly market the CareDecision products. Thus far the two companies have embarked upon a program to jointly introduce the benefits of CareDecision's products to several east coast based health plans that insure over five million lives.

Point Of Operation

     CareDecision maintains its headquarters and administrative operations in New York, New York.

Government Regulation

     Federal, state, local and foreign governmental organizations may propose or institute laws or regulations concerning various aspects of the medical industry, including electronic claims processing, electronic prescriptions and privacy matters. CareDecision is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to the medical industry. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services.

     Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on our business, prospects, financial condition and results of operations.

Employees

     CareDecision currently has 10 staff employees. Management does not foresee hiring additional employees for at least the next twelve to twenty-four months, or until we generate sufficient revenues, in management's opinion, to support hiring additional staff. No employees are covered by labor agreements or contracts and management believes our relations with our employees are good.

Facilities

     The Company's headquarters and facilities are located at 2 Penn Plaza, 15th Floor, Suite 1500-53, New York, New York 10121. The CEO of CareDecision, Robert Cox, at no cost to the corporation, is currently providing for these facilities. Additionally, the company has assumed the lease on the space Medicius occupied, approximately 2300 sq. feet, located at 2660 Townsgate Road, Suite 300, Westlake Village, CA. There are 22 months remaining on that lease at $3,750.00 per month. If additional facilities are needed, management believes that suitable expansion space is available to meet our future needs at commercially reasonable terms. Currently, management believes that our office provides sufficient workspace to commence with initial operations.


/22/


Legal Proceedings

     CareDecision is not currently aware of any pending, past or present litigation that would be considered to have a material effect on CareDecision, nor are there claims or counter claims involving us as a plaintiff or a defendant. There is no known bankruptcy or receivership issue outstanding and no known securities law violations. Additionally, CareDecision has no known legal proceedings in which certain corporate insiders or affiliates of the issuer are in a position that is adverse to CareDecision.

                         Management

Directors And Executive Officers

     The following sets forth certain information with respect to the executive officers, directors, key employees and advisors of our company as of the date of this prospectus:

     NAME             AGE       POSITION

     Robert Cox        41       President, Director, and
                                Chief Executive Officer
                                Secretary, Treasurer and
                                Director

Robert L. Cox, Chairman, President, Director, and Chief Executive Officer - Prior to joining CareDecision, Mr. Cox was the Chief Executive Officer, President and Director of Tower Realty Trust, Inc., a publicly traded Real Estate Investment Trust ("REIT"). Prior to holding the positions of CEO and President, since 1995 Mr. Cox served as the Executive Vice President and Chief Operating Officer of Tower Equities until October of 1997, when Tower Equities became a public company (Tower Realty Trust, Inc.). Prior to that, Mr. Cox served as Vice President of Development and Construction of Tower Equities from March 1987 to March 1995, where his main responsibilities included supervising all of Tower Equities' development and construction projects. Mr. Cox is a graduate of Florida State University.

Committees of the Board

     We presently do not have any committees.





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/23/


                  Executive Compensation

     The following table sets forth all compensation paid to our executive officers for the calendar years of 2001 &
2002:

       Annual Compensation                                       Payouts
 ------------------------------------------------------------------------------
                                                        Securi-  Long-     All
                                                        ties     Term     Other
                                      Other    Restri-  Under-   Incen-   Comp-
Name &                                Annual   cted     lying    tive     ensa-
Principal           Salary    Bonus   Compen-  Stock    Options  Plan     tion
Position    Year      $         $     sation   Award(s)   (#)    Payouts   ($)
---------  ------  --------  -------  -------  --------  ------  --------  ----
Robert Cox  2002      0         0        0        0        0        0       0
President,  2001      0         0        0        0        0        0       0
Secretary &
Treasurer


Executive Employment Agreements

     Currently, there are no employment agreements with executives.

Certain Relationships And Related Transactions

     There have been no actual or proposed transactions that occurred over the past two years to which any person related to the issuer had or is to have a direct or indirect material interest as set forth in item 404 of Regulation S-B of the Securities and Exchange Act of 1933.

Security   Ownership  of  Certain  Beneficial   Owners   and
Management

     The following table presents certain information as of
September 30, 2002, with respect to the beneficial ownership of our common stock by:

(a) Each person who is known to be the beneficial owner of more than 5.0% of any outstanding share;
(b)  Each director and executive officer of our company; and
(c)  All executive officers and directors as a group.

As of November 21, 2002 there are 73,864,137 shares issued and outstanding common stock. Please note that unless otherwise specified, the named beneficial owner has, to our knowledge, sole voting and investment power.

                            Common Stock

Name of Beneficial         Number of        % of Beneficial
Owner1,2,3,4               Shares             Ownership

Anfel Trading             4,206,531             5.7
Barbara Asbell            5,483,057             7.4
Keith Berman              8,500,056            11.5
Robert Cox                  653,625              .9
                         ----------           ------
All Directors and        18,843,269            25.5
Executive Officers
as a group (1 person)


  1. Anfel Trading can be contacted at 505 Park Avenue, New York, NY 10022. The president and principal of Anfel Trading areis: Jackie Bronner.
  2    Barbara Asbell can be contacted at 7061 Los Coyotes,
       Camarillo, CA 93012.
  3.   Keith Berman can be contacted at 1623 Elmsford,
       Westlake, CA 91361.
  4.   Robert Cox can be contacted at 16 Wood Hollow Lane,
       Fort Salonga, NY 11768.


/24/


Stock Option Plan

     We currently do not have a formal employee stock option plan. Our Board of Directors may institute a formal stock option plan upon the successful conclusion of the offering.

                  Description of Securities

     Our authorized capital stock is 200,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred Stock, par value $.001 per share. As of September 30, 2002, we had issued 73,864,137 of our shares of common stock and no shares of preferred stock.

     The following brief description of our common stock and preferred stock is subject in all respects to Nevada law and to the provisions of our Articles of Incorporation, as amended and our Bylaws, copies of which have been filed as exhibits to our initial 10-SB Registration Statement filed with the Securities and Exchange Commission on September 27, 2001.

Common Stock

     As a holder of our common stock:

  (a) You have equal rights to dividends from funds legally available, ratably, when as and if declared by our Board of Directors;
  (b) You are entitled to share, ratably, in all of our assets available for distribution upon liquidation, dissolution, or winding up of our business affairs;
  (c) You do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable;
  (d) You are entitled to 1 vote per share of common stock you own, on all matters that stockholders may vote, and at all meetings of shareholders; and
  (e)  Your shares are fully paid and non-assessable.

     Additionally, there is no cumulative voting for the election of directors.

Preferred Stock

     We are also authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value. Although, we have not issued any preferred stock to date, nor have we developed the descriptive attributes of these preferred shares, we can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.

Nevada Anti-Takeover Provisions

     The anti-takeover provisions of Sections 78.411 through
78.445 of the Nevada Corporation Law apply to CareDecision Corporation Section 78.438 of the Nevada law prohibits us from merging with or selling CareDecision Corporation or more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the CareDecision Corporation shares, unless the transaction is approved by the Board of Directors of CareDecision Corporation. The provisions also prohibit us from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of CareDecision Corporation.


/25/


Anti-Dilution

     The shares of the CareDecision's preferred stock shall not be subject to dilution unless all the holders of the preferred stock vote to change this preference. In addition, the preferred stock shall maintain its status even if the common stock undertakes a reverse or forward split of its shares. The preferred stock cannot be diluted unless it is converted to common stock.

     The transfer agent and registrar for our common stock is Interstate Transfer Agent, 874 E. 5900 South, Salt Lake
City, Utah 84107.

               Shares Eligible For Future Sale

     The outstanding shares of our common stock include shares of common stock outstanding that are "restricted securities," as that term is defined under Rule 144 of the Securities Act, because such shares were purchased or acquired by such stockholders of CareDecision in transactions not involving a public offering, and may only be sold if there is an effective registration statement filed with the Securities Act, in compliance with the exemption provisions of Rule 144, or if there is another exemption under the Securities Act. All the restricted shares of common stock that have been issued at least one year are eligible for sale under Rule 144, subject to certain volume limitations. The outstanding shares also include shares of common stock held by the Selling Security
Holders. Such shares have been registered for resale in this document.

     In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of CareDecision, may sell shares of common stock after at least one year has elapsed since such shares were acquired from CareDecision or an affiliate of CareDecision. The number of shares of common stock, which may be sold within any three-month period, is limited to the greater of 1% of the then outstanding common stock or the average weekly trading volume in the common stock during the four calendar weeks before the date on which notice of such sale was filed under Rule 144. Other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of CareDecision, and who has not been an affiliate of CareDecision for 90 days prior to the sale, and who has beneficially owned shares acquired from CareDecision or an affiliate of CareDecision for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, or the perception that such sales may occur, could cause the price of our common stock to decrease and could impair our ability to raise capital through the sale of our equity securities.





       [Balance of this page intentionally left blank]


/26/


            Security Holders and Recent Financing

     On June 28, 2002 we filed a report on Form 8-K with the Securities and Exchange Commission, incorporated herein by reference, whereby Medicius, Inc. ("Medicius"), a Nevada corporation, merged with and into ATR. Pursuant to the terms of the merger agreement, ATR obtained the operations of Medicius.

     As of June 28, 2002, the Effective Date of the merger, the capital stock of Medicius issued and outstanding immediately prior to the Effective Date was converted into ATR Common Stock as follows:

          (i)  Each share of Medicius Series A Preferred
Stock was converted into 3.5 common stock shares of ATR and ..75 ATR common stock purchase Warrants.

          (ii) Each share of Medicius common stock was converted into 3.0 common stock shares of ATR and .5 ATR common stock purchase Warrants.

          (iii) After the Effective Date, all Medicius common stock purchase warrants that remain unexercised as of the Effective Date and any Medicius Convertible Notes that remain unconverted or unpaid on the Effective Date remain exercisable for or convertible into the number of common stock shares of ATR based on the same conversion ratio outlined in paragraph (ii) above.

     The following table lists the shares that were distributed pursuant to the merger agreement.


                                      MAXIMUM AMOUNT
                                      TO BE OFFERED FOR     AMOUNT OWNED
                       AMOUNT OF      SECURITY HOLDER'S     AFTER OFFERING
     INVESTOR         INVESTMENT 1       ACCOUNT 2          IS COMPLETED 3
    ---------        ------------    ------------------    ---------------
  Anfel Trading       $168,261.24       4,206,531             4,206,531
  Asbell, Barbara      $81,322.28       2,033,057             5,483,057
  Belcher, Michael      $2,488.88          62,222                62,222
  Berman, Keith       $289,283.72       7,232,093             8,500,056
  Binder, Alan          $1,422.24          35,556                35,556
  CareDecision .net    $35,478.32         886,958             1,761,958
  Cox, Robert          $26,145.00         653,625               653,625
  CRS, LLC             $42,000.00       1,050,000             1,050,000
  DeWitt, Catherine    $29,040.00         726,000               726,000
  Dobson, William F.   $33,555.00         838,875               838,875
  Drizin, Chaim        $42,000.00       1,050,000             1,050,000
  Ducat, Frank          $9,300.00         232,500               232,500
  Eiskowitz, Leon       $4,522.80         113,070               113,070
  Friedman, Allen Zev  $18,890.04         472,251               472,251
  Garber, John        $110,782.44       2,769,561             2,769,561
  Goldner, Ari         $17,184.00         429,600               429,600
  Jagunich, Robert     $33,000.00         825,000             1,465,000
  Kernochan, William   $30,000.00         750,000               750,000
  Kriger, Marlene       $4,722.84         118,071               118,071
  Lyons, William      $111,688.96       2,792,224             2,792,224
  Makowsky, Frady       $5,393.40         134,835               134,835
  Makowsky, Joseph     $10,795.80         269,895               269,895
  Maye,r Benjamin      $39,831.48         995,787               995,787
  Mendlowitz, Moshe   $110,400.00       2,760,000             2,760,000
  Mund, Sharon          $7,555.52         188,888               188,888
  NY Auto Mall         $26,984.16         674,604               674,604
  Patel, Bharat K.      $1,500.00          37,500                37,500


/27/


  Patel, Kiritkumar     $3,000.00          75,000                75,000
  Patel, Mafatbhai      $3,000.00          75,000                75,000
  Patel, Navin A.       $1,500.00          37,500                37,500
  Patel Sanjay,        $45,381.44       1,134,536             1,134,536
  Pazderik, Dennis      $1,500.00          37,500                37,500
  Petras, Michael      $17,066.68         426,667               426,667
  Poff, Tom             $2,488.88          62,222                62,222
  P. R. Diamonds        $9,045.00         226,125               226,125
  Schiffman, Jennifer   $9,690.00         242,250               242,250
  Schneierson, Daniel  $15,831.48         395,787               395,787
  Schwartz, David      $32,400.00         810,000               810,000
  Sharabi, Shabnam      $1,422.24          35,556                35,556
  Weinstein, David     $20,790.00         519,750               669,750
  Weiss, Morris         $4,053.96         101,349               101,349
  Williger, Moshe      $10,795.80         269,895               269,895
  Wolf, Leslie          $4,266.68         106,667               106,667
                    -----------------------------------------------------
              TOTAL $1,475,780.28      36,894,507            44,217,044

(1) Consideration for Medicius shares at $0.04 per share.

(2) The conversion has been calculated based on the maximum number of shares the investors can receive in accordance with the merger agreement.

(3) Total amount of shares held by the investor.

(4) The principals for the following corporations are as follows: Anfel Trading - Jackie Bronner; CareDecision.net -
Keith Berman; CRS, LLC - Glen E. Greenfelder, Jr.; NY Auto
Mall - Isaac Orzechowitz; Paradigm Partners - Gary Gordon;
and P. R. Diamonds - Pincus Reisz.

     On September 2002, we entered into a consulting agreement with Robert Jagunich. Pursuant to the consulting agreement Mr. Jagunich is to receive 640,000 free trading shares of CareDecision Corporation for consideration of $25,600.

     On September 2002, for the consideration of 875,000 restricted shares of our Common Stock, we purchased the empower care software and the care.net web domain of CareDecision.net, Inc valued at $35,000.

     Keith Berman retired his CareDecision Corporation note on September 30, 2002, valued at $42,266.10, interest included, for 1,267,963 restricted shares of our Common
Stock.

     In September 30, 2002, we issued 500,000 restricted shares of our Common Stock to Robert Kotch for consulting services valued at $20,000.

     In September 30, 2002, we issued 2,539,574 restricted shares of our Common Stock to Paradigm Partners for consulting services valued at $101,582.96.

     In September 30, 2002, we issued 1,500,000 restricted shares of our Common Stock to Barbara Asbell for consulting services valued at $60,000.

     The total number of shares to be registered through this SB-2 filing is 44,217,044.


28


  Part F/S: CareDecision Corporation, Financial Statements







                  CareDecision Corporation
              [formerly ATR Search Corporation]
                (a Development Stage Company)


                      Table of Contents

                                                               Page
         Independent Accountant's Review Report                  31

         Consolidated Balance Sheet September 30, 2002           32
         (unaudited)

         Consolidated Statements of Operations For the Three     33
         Months Ended September 30, 2002 and 2001 (unaudited) and For the Nine Months Ended September 30, 2002 and
         2001 (unaudited) and For the Period July 6, 2000

         (Inception) to September 30, 2002 (unaudited)
         Consolidated Statements of Cash Flows For the Nine      34
         Months Ended September 30, 2002 and 2001 (unaudited) and For the Period July 6, 2000 (Inception) to
         September 30, 2002 (unaudited)

         Notes to Financial Statements                         35 - 37


/29/


                  CareDecision Corporation
              [formerly ATR Search Corporation]
                (a Development Stage Company)

                 Consolidated Balance Sheet
                            as of
               September 30, 2002 (unaudited)

                             and

            Consolidated Statements of Operations
             for the Three and Nine Months Ended
          September 30, 2002 and 2001 (unaudited),
                     and For the Period
 July 6, 2000 (Inception) to September 30, 2002 (unaudited)

                             and

            Consolidated Statements of Cash Flows
                  for the Nine Months Ended
          September 30, 2002 and 2001 (unaudited),
                     and For the Period
 July 6, 2000 (Inception) to September 30, 2002 (unaudited)


/30/


Beckstead and Watts, LLP
Certified Public Accountants
                                     3340 Wynn Road, Suite C
                                         Las Vegas, NV 89102
                                                702.257.1984
                                            702.362.0540 fax

           INDEPENDENT ACCOUNTANT'S REVIEW REPORT

Board of Directors
CareDecision Corporation
(formerly ATR Search Corporation)
(a Development Stage Company)
New York, NY

We have reviewed the accompanying balance sheet of CareDecision Corporation (former1y ATR Search Corporation) (a Nevada corporation) (a development stage company) as of September 30, 2002 and the related statements of operations for the three-months and nine-months ended September 30, 2002 and 2001 and for the period July 6, 2000 (Inception) to September 30, 2002, and statements of cash flows for the nine-months ended September 30, 2002 and 2001 and for the period July 6, 2000 (Inception) to September 30, 2002. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and has not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

G. Brad Beckstead, CPA has previously audited, in accordance with generally accepted auditing standards, the balance sheet of CareDecision Corporation (former1y ATR Search Corporation) (a development stage company) as of December 31, 2001, and the related statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein) and in his report dated Apri1 15, 2002, he expressed an unqualified opinion on those financial statements.

/s/ Beckstead and Watts, LLP

November 8, 2002


/31/


                         CareDecision Corporation
                     [formerly ATR Search Corporation]
                       (a Development Stage Company)
                        Consolidated Balance Sheet
                                (unaudited)



                                                           September 30,
Assets                                                          2002
Current assets:                                            -------------
   Cash and equivalents                                    $     349,807
   Notes receivable                                               15,850
                                                           -------------
     Total current assets                                        365,657
                                                           -------------

Fixed assets, net                                                256,393

Intellectual property, net                                     1,113,615
                                                           -------------

                                                           $   1,735,665
                                                           =============

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                                        $      10,000
   Notes payable                                                 485,418
                                                           -------------
     Total current liabilities                                   495,418
                                                           -------------

Stockholders' equity:
   Common stock, $0.001 par value; 100,000,000 shares             69,681
    authorized, 73,864,137 shares issued and outstanding
   Additional paid-in capital                                  2,696,498
   (Deficit) accumulated during development stage             (1,525,932)
                                                           -------------
                                                               1,240,247
                                                           -------------
                                                           $   1,735,665
                                                           =============



The accompanying notes are an integral part of these financial statements.


/32/


                         CareDecision Corporation
                     [formerly ATR Search Corporation]
                       (a Development Stage Company)
                   Consolidated Statements of Operations
                                (unaudited)


                          For three months     For nine months   July 6, 2000
                           ended Sept 30,      ended Sept 30,   (inception) to
                           --------------     ----------------      Sept 30,
                            2002      2001      2002     2001         2002
                           ------    ------   -------   -------  -------------

Revenue                    $  500    $    -   $ 1,555   $     -  $       1,555
                           ------    ------   -------   -------  -------------

Expenses:
 General&administrative   159,028         -   751,323     4,974        766,514
  expenses
 Consulting expense       276,056         -   276,056         -        601,056
 Depreciation               1,363         -     2,756         -         71,756
                           ------    ------   -------   -------  -------------
   Total expenses         436,447         - 1,030,135     4,974      1,439,326
                           ------    ------   -------   -------  -------------

Other income (expense):
 (Loss) on debt settlement(68,363)        -   (68,363)        -        (68,363)
 Interest income            1,885         -     2,852         -          2,852
 Interest (expenses)      (14,399)        -   (22,650)        -        (22,650)
                           ------    ------   -------   -------  -------------

Net (loss)              $(516,824)   $    -$(1,116,741) $(4,974) $  (1,525,932)
                           ======    ======   =======   =======  =============

Weighted average number
 of common shares
 outstanding - basic
 and fully diluted     21,027,802 16,100,000 33,279,930 16,100,000
                       ========== ========== ========== ==========

Net (loss) per share -
basic & fully diluted   $   (0.02)   $    -   $ (0.03)  $ (0.00)
                        =========    ======   =======   =======



The accompanying notes are an integral part of these financial statements.


/33/


                         CareDecision Corporation
                     [formerly ATR Search Corporation]
                       (a Development Stage Company)
                   Consolidated Statements of Cash Flows
                                (unaudited)


                                    For the nine months ended    July 6, 2000
                                           September 30,        (inception) to
                                     ------------------------    September 30,
                                         2002        2001            2002
                                      ----------  ----------     ------------
Cash flows from operating activities
Net (loss)                           $(1,116,741) $        -     $ (1,525,932)
Shares issued for services               276,056           -          601,056
Loss on debt settlement                   68,363           -           68,363
Depreciation                               2,756           -           71,756
Adjustments to reconcile net (loss) to
 net cash (used) by operating activities:
  (Increase) in notes receivable         (15,850)          -          (15,850)
  Increase in accounts payable            10,000           -           10,000
                                      ----------  ----------     ------------
Net cash (used) by operating activities (785,416)          -         (800,607)
                                      ----------  ----------     ------------

Cash flows from investing activities           -           -                -
                                      ----------  ----------     ------------

Cash flows from financing activities
  Increase in notes payable              485,418           -          485,418
  Issuance of common stock               649,801           -          664,996
                                      ----------  ----------     ------------
Net cash provided by
 financing activities                  1,135,219           -        1,150,414
                                      ----------  ----------     ------------

Net increase in cash                     349,803           -          349,807
Cash - beginning                               4           -                -
                                      ----------  ----------     ------------
Cash - ending                         $  349,807  $        -     $    349,807
                                      ==========  ==========     ============

Supplemental disclosures:
  Interest paid                       $        -  $        -     $          -
                                      ==========  ==========     ============
  Income taxes paid                   $        -  $        -     $          -
                                      ==========  ==========     ============

Non-cash transactions:
  Shares issued for services provided $  276,056  $        -     $    601,056
                                      ==========  ==========     ============



The accompanying notes are an integral part of these financial statements.


/34/


                  CareDecision Corporation
              [formerly ATR Search Corporation]
                (a Development Stage Company)
                            Notes

Note 1 - Basis of presentation

The consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These  statements  reflect  all adjustments,  consisting  of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the consolidated financial statements of the Company for the period ended December 31, 2001 and notes thereto included in the Company's Form 10-KSB. The Company follows the same accounting policies in the preparation of consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 - Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated a proven history of operations. Since its inception, the Company has been engaged substantially in financing activities and developing its product line, incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from July 6, 2000 (inception) through the period ended September 30, 2002 of $(1,525,932). In addition, the Company's development activities since inception have been financially sustained by capital contributions.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

Note 3 - Notes receivable

On  January 15, 2002, Medicius loaned an officer a total  of
$15,000, which is due in one year at an interest rate of  8%
per annum. At the close of the merger this note was assumed by the Company.

During the period ended June 30, 2002, the total interest income is $1,885.

Note 4 - Fixed assets

As of September 30, 2002, the Company received equipment in the amount of $27,857 from Keith Berman, a beneficial owner of the Company.

As of September 30, 2002, the Company reclassified equipment in the amount of $229,899 from Investment in Subsidiary pursuant to its merger with Medicius, Inc.

Depreciation expense totaled $2,756 for the nine-month period ended September 30, 2002.


/35/


                  CareDecision Corporation
              [formerly ATR Search Corporation]
                (a Development Stage Company)
                            Notes

Note 5 - Intellectual property

During the period ended September 30, 2002, the Company acquired Intellectual Property from CareDecision.net, Inc, a private stockholder owned corporation that completed several transactions the Company. As a result of the merger and the acquired intellectual property, two of the beneficial owners of CareDecision.net are now beneficial owners of the Company. Pursuant to the agreement, the Company paid
CareDecision.net, Inc. the sum of $187,500 with 700,000 shares of the Company's $0.001 par value preferred stock. During the three-months ended September 20, 2002, CareDecision.net, Inc. converted its preferred stock into 1,725,000 shares of the Company's $0.001 par value common stock.

Note 6 - Investment in Care Technologies, LLC

On June 21, 2001, the Company entered into an agreement with Care Technologies, LLC whereby the Company sold all of the assets and liabilities of the Company in exchange for a 10% ownership of Care Technologies, LLC. The investment was recorded at $229,899, being the fair value of the Company's assets on the acquisition date (see Note 4 above).

Note 7 - Notes payable

On January 15, 2002, the Company received $40,000 from Keith Berman, a beneficial owner of the Company, which is due on December 31, 2003 and accrued interest at 8% per annum. The principal and accrued interest can be converted at a rate of $0.10 per share. During September 2002, Mr. Berman converted his $40,000 loan plus interest into 1,267,963 shares of the Company's $0.001 par value common stock.

On April 23, 2002, the Company received $475,000 from M and E Equities, LLC, which is due in two years at an interest rate of 9% per annum. The principal and interest of the note can be converted into five shares of the Company's $0.001 par value common stock for each $1 of debt. This note is secured by all the assets of the Company to include accounts receivable, inventory, fixed assets, and intangible assets.

During the nine-months ended September 30, 2002, the Company recorded a total of $62,573 from various entities and individuals, which is due upon demand, and accrued interest of $1,715 at a rate of 8%. During the three-months ended September 30, 2002, the note-holders converted their debt and accrued interest into 664,644 shares of the Company's $0.001 par value common stock

During the nine-months ended September 30, 2002, the Company recorded interest expense of $22,650.

Note 8 - Stockholder's equity

During the nine-months ended September 30, 2002, the Company issued a total of 32,968,863 shares of its $0.001 par value common stock pursuant to its reverse merger with Medicius, Inc. whereby each shareholder received three Company shares for every one Medicius, Inc. share held.

During the nine-months ended September 30, 2002, the Company issued 1,725,000 shares of its $0.001 par value common stock to CareDecision.net, Inc. pursuant to its election to convert 700,000 shares of the Company's $0.001 par value preferred stock into common stock.

During the nine-months ended September 30, 2002, the Company issued 6,927,737 shares of its $0.001 par value common stock to various persons and entities and to note-holders pursuant to their election to convert $64,288 in convertible debt inclusive of accrued interest.

During the nine-months ended September 30, 2002, the Company issued 6,340,000 shares of its $0.001 par value common stock to various individuals and entities for consulting services valued at $276,056, the fair market value of the underlying shares on the date of issuance.


/36/


                  CareDecision Corporation
              [formerly ATR Search Corporation]
                (a Development Stage Company)
                            Notes

During the nine-months ended September 30, 2002, the Company issued 2,539,574 shares of its $0.001 par value common stock for cash totaling $200,000.

There have been no other issuances of common stock.

Note 9 - Related party transactions

During the period ended September 30, 2002 the Company received equipment in the amount of $27,857 from Keith
Berman, a beneficial owner of the Company.

During the period ended September 30, 2002, the Company acquired Intellectual Property from CareDecision.net, Inc, a private stockholder owned corporation that completed several transactions the Company. As a result of the merger and the acquired intellectual property, two of the beneficial owners of CareDecision.net are now beneficial owners of the Company.. Pursuant to the agreement, the Company paid CareDecision.net, Inc. the sum of $187,500 with 700,000 shares of the Company's $0.001 par value preferred stock. CareDecision.net, Inc. then elected to convert its preferred shares into 5,075,000 shares of the Company's $0.001 par value common stock.

On January 15, 2002, the Company received $40,000 from Keith Berman, a beneficial owner of the Company, which is due on December 31, 2003 and accrued interest at 8% per annum. During the three-months ended September 30, 2002, Mr. Berman elected to convert the note plus interest totaling $42,266 into 1,267,963 shares of the Company's $0.001 par value common stock.

Note 10 - Warrants

During the nine-months ended September 30, 2002, the Company has issued 5,540,795 Class A non-callable warrants to Medicius, Inc. shareholders pursuant to the merger agreement (see Note 11 below). Each Class A warrant unit is exercisable into one share of the Company's $0.001 par value common stock at $0.04 per share plus 0.5 Class C warrants. The Class A warrant units expire on June 30, 2005.

Note 11 - Reverse acquisitions agreement with Medicius, Inc.
(MED)

On June 21, 2001, the Company entered into an agreement with MED whereby the Company acquired all of the issued and outstanding common stock of NDI in exchange for 38,043,863 voting shares of the Company's $0.001 par value common stock. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of the MED controlled the Company's common stock immediately upon conclusion of the transaction. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization of MED. The common stock issued was recorded at $0, being the fair value of the Company's assets on the acquisition date.

The continuing company has retained December 31 as its fiscal year end.


/37/


                      TABLE OF CONTENTS


                                                                PAGE

INDEPENDENT AUDITOR'S REPORT                                     39

CONSOLIDATED BALANCE SHEET                                       40

CONSOLIDATED STATEMENT OF OPERATIONS                             41

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY        42

CONSOLIDATED STATEMENT OF CASH FLOWS                             43

NOTES TO FINANCIAL STATEMENTS                                 44 to 49


/38/


G. BRAD BECKSTEAD
Certified Public Accountant
                                         330 E. Warm Springs
                                         Las Vegas, NV 89119
                                                702.257.1984
                                           702.362.0540(fax)

INDEPENDENT AUDITOR'S REPORT


April 15, 2002

Board of Directors
ATR Search Corporation
Las Vegas, NV

I have audited the Consolidated Balance Sheet of ATR Search Corporation and its subsidiary (the "Company") (A Development Stage Company), as of December 31, 2001, and the related Consolidated Statements of Operations, Stockholders' Equity, and Cash Flows for the period March 2, 2001 (Date of Inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated balance sheet of ATR Search Corporation and its subsidiary, (A Development Stage Company), as of December 31, 2001, and its related consolidated statements of operations, equity and cash flows for the period March 2, 2001 (Date of Inception) to December 31, 2001, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ G. Brad Beckstead


/39/


                          ATR Search Corporation
                       (a Development Stage Company)
                        Consolidated Balance Sheet


       Assets                                              December 31,
                                                               2001
                                                           ------------
       Current assets:
         Cash and equivalents                              $     25,693
         Accounts receivable                                    168,650
         Other current assets                                    30,766
                                                           ------------
            Total current assets                                225,109
                                                           ------------

       Fixed assets, net                                         11,362

       Acquired technology, net                               1,275,000
                                                           ------------

                                                           $  1,511,471
                                                           ============

       Liabilities and Stockholders' Equity

       Current liabilities:
         Accrued interest                                        86,250
         Accrued interest - related party                         2,696
         Short-term note payable                                 50,000
         Current portion of capital lease obligation            120,000
                                                           ------------
            Total current liabilities                           258,946

       Capital lease obligation, net of current portion       1,030,000
                                                           ------------

                                                              1,288,946
                                                           ------------

       Stockholders' Equity

         Common stock, $0.001 par value, 100,000,000
           shares authorized, 19,180,000 shares issued
           and outstanding as of 12/31/01                        19,180
         Additional paid-in capital                             692,095
         (Defict) accumulated during development stage         (488,750)
                                                           ------------
                                                                222,525
                                                           ------------
                                                           $  1,511,471
                                                           ============



The accompanying notes are an integral part of these financial statements.


/40/


                          ATR Search Corporation
                       (a Development Stage Company)
                   Consolidated Statement of Operations


                                                         March 2, 2001
                                                      (date of inception)
                                                        to December 31,
                                                             2001
                                                        --------------

  Revenue                                               $      940,621
                                                        --------------
  Cost of services:
    Subcontractors                                             338,508
    Consultants                                                207,619
    Other costs                                                 36,016
                                                        --------------
      Total costs of services                                  582,143
                                                        --------------

  Gross profit                                                 358,478
                                                        --------------

  Expenses:
    General and administrative                                 366,709
    Consulting fees                                            151,250
    Amortization and depreciation                              225,607
    Organizational costs                                        12,250
                                                        --------------
      Total expenses                                           755,816
                                                        --------------

  Net operating (loss)                                        (397,338)

  Other (expenses):
    Interest expense                                           (88,716)
    Interest expense - related party                            (2,696)
                                                        --------------

  Net (loss)                                            $     (488,750)
                                                        ==============

  Weighted average number of common shares
    outstanding - basic and fully diluted                   19,180,000
                                                        ==============

  Net (loss) per share - basic and fully diluted        $       (0.025)
                                                        ==============



The accompanying notes are an integral part of these financial statements.


/41/


                           ATR Search Corporation
                        (a Development Stage Company)
          Consolidated Statement of Changes in Stockholders' Equity



                                                    (Deficit)
                                                   Accumulated
                       Common Stock     Additional    During       Total
                                         Paid-in   Development  Stockholders'
                      Shares   Amount    Capital      Stage       Equity
                     -------- --------  ---------  -----------  ----------

Founders shares
 issued for cash   12,625,000 $ 12,625  $  51,900  $         -  $   64,525

Shares issued
 for licensed
 technology         3,500,000    3,500    346,500                  350,000

Shares issued
 for consulting       350,000      350     25,900                   26,250

Shares issued
 for services         650,000      650     64,350                   65,000

Shares issued for
 cash pursuant to
 Rule 504 offering  1,340,000    1,340    132,660                  134,000

Shares issued for
 conversion of debt   115,000      115     11,385                   11,500

Shares issued
 for consulting       600,000      600     59,400                   60,000

Net (loss),
 March 2, 2001
 (inception) to
 December 31, 2001                                    (488,750)   (488,750)
                     -------- --------  ---------  -----------  ----------

Balance,
 December 31, 2001 19,180,000 $ 19,180  $ 692,095  $  (488,750) $  222,525



The accompanying notes are an integral part of these financial statements.


/42/


                     ATR Search Corporation
                  (a Development Stage Company)
              Consolidated Statement of Cash Flows


                                                         March 2, 2001
                                                      (date of inception)
                                                        to December 31,
                                                             2001
                                                        --------------
Cash flows from operating activities
Net (loss)                                              $     (488,750)
Shares issued to acquire technology                            350,000
Shares issued for services                                     151,250
Amortization and depreciation                                  225,607
Adjustments to reconcile net income to cash
 provided by operations:
   (Increase) in accounts receivable                          (168,650)
   (Increase) in other current assets                          (30,766)
   Increase in accrued interest                                 86,250
   Increase in accrued interest - related party                  2,696
                                                        --------------
Net cash provided by operating activities                      127,637
                                                        --------------
Cash flows from investing activities
   Short-term note payable                                      50,000
   Long-term debt                                            1,150,000
   Purchased fixed assets                                      (11,969)
   Acquired technology                                      (1,500,000)
                                                        --------------
Net cash (used) by investing activities                       (311,969)
                                                        --------------
Cash flows from financing activities
   Issuance of common stock                                    210,025
                                                        --------------
Net cash provided by financing activities                      210,025
                                                        --------------

Net increase in cash                                            25,693
Cash - beginning                                                     -
                                                        --------------
Cash - ending                                           $       25,693
                                                        --------------
Supplemental disclosures:
   Interest paid                                        $          329
                                                        ==============
   Income taxes paid                                    $            -
                                                        ==============
Non-cash transactions:
     Number of shares issued to acquire technology           3,500,000
                                                        ==============
     Number of shares issued for services                    1,600,000
                                                        ==============



The accompanying notes are an integral part of these financial statements.


/43/


                   ATR Search Corporation
                            Notes
Note 1 - Significant accounting policies and procedures

Organization
The Company was organized March 2, 2001 (Date of Inception) under the laws of the State of Nevada, as ATR Search Corporation. The Company has a limited history of operations, and in accordance with SFAS #7, the Company is considered a development stage company.

As of March 14, 2001, the Company had a wholly owned subsidiary, ATR Search, LLC.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Fixed Assets
The cost of fixed assets is depreciated over the following estimated useful life of the asset utilizing the straight-line method of depreciation:

           Furniture and fixtures            5 years
           Leasehold improvements            7 years

Revenue recognition
The Company recognizes revenue on an accrual basis as it invoices for services.

Reporting on the costs of start-up activities
Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

Earnings per share
The Company follows Statement of Financial Accounting Standards No. 128. "Earnings Per Share" ("SFAS No. 128"). Basic earnings per common share ("EPS") calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earning per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Advertising Costs
The  Company expenses all costs of advertising as  incurred.
There were no advertising costs included in selling, general and administrative expenses during the period ended December
31, 2001.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2001. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.


/44/


                   ATR Search Corporation
                            Notes

Software Licenses
The Company capitalizes the costs associated with the purchase of licenses for major business process application software used in providing staffing and/or placement services. Acquired technology costs are amortized over sixty months.

Impairment of long lived assets
Long-lived  assets  are  reviewed  for  impairment  whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company measures fair value based on quoted market prices or based on discounted estimates of future cash flows. Long-lived assets to be disposed of are carried at fair value less costs to sell. No such impairments have been identified by management at September 30, 2001.

Segment reporting
The Company follows Statement of Financial Accounting Standards No. 130, "Disclosures About Segments of an Enterprise and Related Information". The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Dividends
The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Income taxes
The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.


/45/


                   ATR Search Corporation
                            Notes
Recent pronouncements
The FASB recently issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133". The Statement defers for one year the effective date of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 1998, the FASB issued SFAS No. 133, "Accounting for
Derivative   Instruments  and  Hedging   Activities."    The
Statement will require the company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income, if the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The company does not expect SFAS No. 133 to have a material impact on earnings and financial position.

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the company's revenue recognition policies.

Stock-Based Compensation
The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of FAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by FAS No. 123.

Year end
The Company has adopted December 31 as its fiscal year end.

Note 2 - Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated a proven history of operations. Since its inception, the Company has been engaged substantially in financing activities and developing its product line, incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from March 2, 2001 (inception) through the period ended December 31, 2001 of $(488,750). In addition, the Company's development activities since inception have been financially sustained by capital contributions.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

Note 3 - Fixed assets

The Company acquired the following assets during the period ended December 31, 2001:

               Furniture & fixtures          $ 1,969
               Leasehold improvements         10,000
                                             -------
                                             $11,969

Depreciation  expense  totaled $607  for  the  period  ended
December 31, 2001.


/46/


                   ATR Search Corporation
                            Notes

Note 4 - Intellectual Property, Patents, and Other
Intangibles

On March 28, 2001, the Company acquired the rights to use technology known as "human resource compiler based search recognition software and hardware" from Sarcor Management, SA, a British Virgin Islands corporation, in exchange for a lease agreement and the issuance of 3,500,000 common shares of stock valued at $350,000.

Amortization expense totaled $225,000 for the period ended
December 31, 2001.

The Company relies on trademark, unfair competition and copyright law, trade secret protection and contracts such as confidentiality and license agreements with its employees, customers, partners and others to protect its proprietary rights. Despite precautions, it may be possible for competitors to obtain and/or use the proprietary information without authorization, or to develop technologies similar to the Company's and independently create a similarly functioning infrastructure. Furthermore, the protection of proprietary rights in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Protecting the Company's proprietary rights in the United States or abroad may not be adequate.

Note 5 - Stockholder's equity

The Company was originally authorized to issue 20,000,000 shares of its $0.001 par value common stock. Effective May 7, 2001, the Company amended its articles of incorporation increasing its authorized shares to 100,000,000 shares of $0.001 par value common stock.

All references to shares issued and outstanding reflect the increase of authorization of 100,000,000 issuable shares effected May 7, 2001.

The Company issued 12,625,000 shares of its $0.001 par value common stock to its founders for cash of $64,525.

The Company issued 3,500,000 shares of its $0.001 par value common stock at $0.10 per share to Sarcor Management, SA, a British Virgin Island corporation, as a $350,000 down payment on a technology licensing agreement.

The Company issued 350,000 shares of its $0.001 par value common stock to Corporate Regulatory Services for consulting services valued at $26,250.

The Company issued 150,000 shares of its $0.001 par value common stock to Mary Lou Cox, mother of Robert Cox, the Company's president, for consulting services valued at $15,000.

The Company issued 500,000 shares of its $0.001 par value common stock to James De Luca, an independent consultant, for consulting services valued at $50,000.

The  Company issued 1,340,000 shares of its $0.001 par value
common  stock at $0.10 per share for cash of $134,000.   The
shares were sold pursuant to a Regulation D, Rule 505 of the Securities and Exchange Commission offering.

The  Company issued 115,000 shares of its $0.001  par  value
common   stock  to  extinguish  promissory  notes   totaling
$11,500.

The Company issued 600,000 shares of its $0.001 par value common stock to Quarg, Inc. for consulting services valued at $60,000.

There have been no other issuances of common stock.


/47/


                   ATR Search Corporation
                            Notes
Note 6 - Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are based on a 34% US federal statutory rate. As of December 31, 2001, the Company has a net operating loss of approximately $(488,750). The related tax asset of approximately $112,829 has been fully reserved and, if not used, will expire in 2021. A valuation adjustment has been made in the event the asset is not realizable.

Note 7 - Capital lease and rent obligations

10%  capital lease payable to Sarcor Management, SA with  monthly interest-only
  payments  beginning  in  April 2001 of  $5,000,  increasing  to
$10,000 in April 2002,
$15,000 in April 2003, and $19,100 thereafter, secured by
software licensing rights, due March 2011.                $1,150,000

Less current portion                                       ( 120,000)
                                                          ----------
Total long-term debt                                      $1,030,000
                                                          ==========
Summary of Future Minimum Lease Payments:
           Fiscal Year                              Amount
               2001                               $  15,000
               2002                                 150,000
               2003                                 180,000
               2004                                 229,200
               2005                                 229,200
            Thereafter                            1,173,000
                                                  ---------
                    Total lease payments over
                     the contractual period      $1,976,400
                    Less:  Interest                (476,400)
                                                  ---------
                    Original cost                 1,500,000
                                                  =========

Interest expense for the capital lease totaled $57,500 for the period ended December 31, 2001. Of which none has been paid as of December 31, 2001.

On April 1, 2001, the Company entered into a sublease agreement to rent office space for a period of four years at a rate of $2,502 per month. Rent expense totaled $23,133 at December 31, 2001.

Note 8 - Short term note payable

On May 5, 2001, the Company executed a promissory note with Robert Cox, the president of the Company, in the amount of $50,000, which is due in 2 years. Interest in accrued on a quarterly basis at an interest rate of 8% per annum. On May 5, 2003, the unpaid balance of principal and accrued interest will convert into common stock at a ratio of one share of the Company's $0.001 par value common stock for each $5. As of December 31, 2001, interest expense totaled $3,025 of which $329 has been paid.


/48/


                   ATR Search Corporation
                            Notes

Note 9 - Related party transactions

On May 5, 2001, the Company executed a promissory note with Robert Cox, the president of the Company, in the amount of $50,000. (See Note 8 above.)

On  May  24, 2001, the Company issued 150,000 shares of  its
$0.001 par value common stock to Mary Lou Cox, mother of Robert Cox, the Company's president, for consulting services valued at $15,000.

Note 10 - Warrants and options

As of December 31, 2001, there were no warrants or options outstanding to acquire any additional shares of common stock.

Note 11 - Subsequent events

On February 17, 2002, the Company executed a business consulting agreement with MLSA whereby the Company issued 1,350,000 shares of its $0.001 par value common stock to Mark Lancaster for consulting services valued at $162,000. The consulting services are to be rendered over a period of 90 days with an automatic three-month renewal provision.

On February 26, 2002, the Company executed a consulting agreement with Qurag, Inc. whereby the Company issued 475,000 shares of its $0.001 par value common stock to Chaim
Drizin,   a  shareholder  of  the  Company,  for  consulting
services valued at $30,875. The consulting services are to be rendered over a period of 90 days with an automatic three-month renewal provision.

On March 1, 2002, the Company executed a consulting agreement with Corporate Regulatory Services, LLC (CRS), a shareholder of the Company, whereby the Company issued 250,000 shares of its $0.001 par value common stock to CRS, for consulting services valued at $16,250. The consulting services are to be rendered over a period of approximately 1 year.

As of March 7, 2002, the Company issued 62,500 warrants to CRS, a shareholder of the Company, to purchase the Company's $0.001 par value common stock on a one-for-one basis. The warrant exercise price is $0.10 per share of common stock and substantially all warrants will expire on or before March 7, 2007.

On March 27, 2002, the Company executed a consulting agreement with Promark, Inc. whereby the Company issued 500,000 shares of its $0.001 par value common stock to Ken Lowman for consulting services valued at $50,000. The consulting services are to be rendered over a period of 90 days with an automatic three-month renewal provision.


/49/


      Part II - Information Not Required In Prospectus

Item 24: Indemnification of Directors and Officers

THE ARTICLES OF INCORPORATION OF THE COMPANY PROVIDE FOR INDEMNIFICATION OF EMPLOYEES AND OFFICERS IN CERTAIN CASES. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURTIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

     In addition, Section 78.751 of the Nevada General
Corporation Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting o directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum


/50/


consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

     5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be borne by us (also referred to within as the Registrant) in connection with the issuance and distribution of our Common
Shares pursuant to the Offering.


             Nature of Expenses                         Amount
             ------------------                      ------------
        SEC Registration Fee                         $     474.69
        Accounting Fees and Expenses                 $   5,000.00
        Legal Fees and Expenses                      $   5,000.00
        Printing Expenses                            $   2,000.00
        Blue Sky Qualification Fees and Expenses     $       0.00
        Transfer Agent's Fee                         $   1,000.00
                                                     ------------
             TOTAL                                   $  13,474.69


(1) The amounts set forth above, except for the SEC fees, are in each case estimated.


/51/


ITEM 26. Recent Sales of Unregistered Securities

    On March 2, 2001, the Company was incorporated under the laws of the State of Nevada as ATR Search Corporation.
The Company is authorized to issue 100,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001.

     At the Initial Meeting of the Board of Directors on March 16, 2001, it was resolved that a formal Code of Bylaws be adopted for the Corporation. At that same meeting, the Company issued 875,000 shares of its $0.001 par value common stock to Mr. Michael Vogel for cash of $875 and 1,750,000 shares of par value common stock to Mr. Robert L. Cox in exchange for cash in the amount of $1,750.

     During March 2001, the Company issued 11,975,000 shares of its $0.001 par value common stock to its officers as founders stock issued for cash of $15,000.

     During March 2001, the Company issued 1,525,000 shares of its $0.001 par value common stock to investors for cash of $49,500.

     During March 2001, we issued 350,000 shares to one shareholder in lieu of services rendered in the amount of $26,250. The issuance of shares represented payment to a consulting company for facilitating the preparation of the documentation necessary to become a publicly traded company. This stock issuance was made in accordance with
Section 4(2) of the Securities Act of 1933, as amended.
The consulting company is a sophisticated purchaser. They were provided full and complete access to our corporate records, as they assisted us in preparing our offering documentation. No brokers or dealers were involved in this transaction and no discounts or commissions were paid.

     On May 26, 2001 we conducted an offering in which we issued 1,340,000 shares of common stock to 17 unaffiliated shareholders at a price of $0.10 per share, for total receipts of $134,000 in cash. This offering was made in reliance upon an exemption from the registration provisions of the Securities Act of 1933, as amended, in accordance with Regulation D, Rule 504 of the Act. In addition, this offering was made on a best efforts basis and was not underwritten. In regards to the May 2001 offering, listed below are the requirements set forth under Regulation D, Rule 504 and the facts which support the availability of Rule 504 to the May 2001 offering:

     a. Exemption. Offers and sales of securities that satisfy the conditions in paragraph (b) of this Rule 504 by an issuer that is not:

     1. subject to the reporting requirements of section 13 or 15(d) of the Exchange Act;
     2.   an investment company; or
     3. a development stage company that either has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person, shall be exempt from the provision of section 5 of the Act under section 3(b) of the Act.

     Facts: At the time of the May 2001 offering, we were not subject to the reporting requirements of section 13 or section 15(d) of the Exchange Act. Further, we are not now, nor were we at the time of the May 2001 offering, considered to be an investment company. Finally, since inception, we have pursued a specific business plan of placing information technology ("IT") professionals with technology sector companies on a temporary or permanent basis and continue to do so.

     b.  Conditions to be met.

     1. General Conditions. To qualify for exemption under this Rule 504, offers and sales must satisfy the terms and conditions of Rule 501 and Rule 502 (a), (c) and (d), except that the provisions of Rule 502 (c) and (d) will not apply to offers and sales of securities under this Rule 504 that are made:


/52/


     i. Exclusively in one or more states that provide for the registration of the securities, and require the public filing and delivery to investors of a substantive disclosure document before sale, and are made in accordance with those state provisions;
     ii. In one or more states that have no provision for the registration of the securities or the public filing or delivery of a disclosure document before sale, if the securities have been registered in at least one state that provides for such registration, public filing and delivery before sale, offers and sales are made in that state in accordance with such provisions, and the disclosure document is delivered before sale to all purchasers (including those in the states that have no such procedure); or
     iii. Exclusively according to state law exemptions from registration that permit general solicitation and general advertising so long as sales are made only to "accredited investors" as defined in Rule 501(a).

     Facts: On May 17, 2001, we were issued a permit to sell securities by the State of New York, pursuant to our application for registration by qualification of our offering of Common Stock in that state. The application for registration by qualification was filed pursuant to the provisions of Section 359-e of the New York General Business Law, which requires the public filing and delivery to investors of a substantive disclosure document before sale. On August 24, 2001, we completed a public offering of shares of our common stock pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, and the registration by qualification of said offering in the State of New York, whereby we sold 1,340,000 shares of Common Stock to approximately 17 unaffiliated shareholders of record, none of whom were or are officers or directors of ours. The entire offering was conducted exclusively in the State of New York, pursuant to the permit issued by the State of New York.

     2. The aggregate offering price for an offering of securities under this Rule 504, as defined in Rule 501(c), shall not exceed $1,000,000, less the aggregate offering price for all securities sold within the twelve months before the start of and during the offering of securities under this Rule 504, in reliance on any exemption under section 3(b), or in violation of section 5(a) of the Securities Act.

     Facts: The aggregate offering price for the May 2001 offering was $400,000, of which $134,000 was raised in the offering.

  During June 2001, we issued 1,250,000 shares to three shareholders in lieu of services rendered in the amount of $125,000. The issuance of shares represented payment to three consulting companies for marketing and consulting services including site location and development. These stock issuances were made in accordance with Section 4(2) of the Securities Act of 1933, as amended. The consulting companies are sophisticated purchasers. They were provided full and complete access to our corporate records, as they assisted us in the development stage of our Company. No brokers or dealers were involved in these transactions and no discounts or commissions were paid.

  During June 2001, we issued 115,000 shares to four shareholders who elected to convert promissory notes to common stock in the amount of $11,500. These stock issuances were made in accordance with Section 4(2) of the Securities Act of 1933, as amended. No brokers or dealers were involved in these transactions and no discounts or commissions were paid.

  The following paragraphs set forth information with respect to all securities sold by us within the past 14 months without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by us for the issuance of these shares.

  The consulting services agreements were made with such investors that are sophisticated investors based on their financial resources and knowledge of investments. They had access to or were provided with relevant financial and other information relating to the CareDecision Corporation. Accordingly, the issuance of shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.


/53/


     On March 6, 2002, we issued 1,350,000 shares of our Common Stock to Mark W. Lancaster for consulting services valued at $155,250.

     On March 6, 2002, we issued 475,000 shares of our Common Stock to Chaim Drizin for consulting services valued at $54,625.

     On April 4, 2002, we rescinded an aggregate of 1,935,000 shares of our Common Stock.

     On July 9, 2002, we issued a total of 32,968,863 shares of its $0.001 par value common stock pursuant to its reverse merger with Medicius, Inc. whereby each shareholder received three Company shares for every one Medicius, Inc. share held.

     On August 1, 2002, we issued 3,000,00 shares of our Common Stock to Ken Lowman for consulting services valued at $150,000.

     On August 1, 2002, CareDecision.net, Inc. then elected to convert its preferred shares into 5,075,000 shares of the Company's $0.001 par value common stock.

     On August 9, 2002, we issued 2,000,000 restricted shares of our Common Stock to Barbara Asbell for consulting services valued at $80,000.

     On September 30, 2002, we issued 875,000 restricted shares of common stock, to CareDecision.net, Inc., for purchasing the empower care software and the care.net web domain of CareDecision.net, Inc.

     On September 30, 2002, we issued 1,267,963 restricted shares of CareDecision Corporation common stock, to Keith
Berman for his retiring his CareDecision Corporation note.

     On September 30, 200, we issued 640,000 restricted shares of CareDecision Corporation common stock to Robert
Jagunich for his exercising 640,000 warrants at a strike price of $0.05;

     On September 30, 2002, we issued 500,000 restricted shares of our Common Stock to Robert Kotch for consulting services valued at $20,000.

     On September 30, 2002, we issued 2,539,574 restricted shares of our Common Stock to Paradigm Partners for consulting services valued at $101,582.96.

     On September 30, 2002, we issued 1,500,000 restricted shares of our Common Stock to Barbara Asbell for consulting services valued at $60,000.

     On October 2, 2002, we issued 950,000 shares of our Common Stock to Barbara Asbell for consulting services valued at $38,000.

     On October 8, 2002 we issued 6,327,737 shares of our Common Stock.

     On October 9, 2002, we rescinded an aggregate of 3,350,000 shares of our Common Stock.



      [Balance of this page intentionally left blank.]


/54/


Item 27.  Exhibits

Exhibits.  The following is a complete list of Exhibits filed
--------   as part of this registration statement.

Exhibit  3a   Articles of Incorporation - Filed March 2, 2001
Exhibit  3b   Articles of Amendments to Articles of Incorporation -
                Filed May 9, 2001
Exhibit  3c   Articles of Amendments to Articles of Incorporation -
                Filed August 2, 2002
Exhibit  3d   Bylaws of CareDecision Corporation
                (formerly ATR Search Corporation)
Exhibit  5    Attorney Legal Opinion and Consent Letter
Exhibit 23    Independent Auditor's Consent

Item 28. Undertakings

1. The Registrant will, during any period in which it offers or sells securities, file a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. The Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. The Registrant will provide to each purchaser, if any, at the closing certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. 6. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.


/55/


                         Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the

City of New York, State of New York on the 26th day of
November 2002.


                  CareDecision Corporation



    /s/ Robert Cox
By: --------------
    Robert Cox
    President, Secretary,
    Treasurer, Director, and
    Chief Executive Officer



                      POWER OF ATTORNEY

     Pursuant to the requirements of the Act, the following persons in the capacities and on the dates indicated have signed this Registration Statement. We, the undersigned officers and directors of CareDecision Corporation hereby severally constitute and appoint Thomas C. Cook, our true and lawful attorney-in-fact and agent with full power of substitution for us in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent in full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

    SIGNATURE                TITLE                  DATE

/s/ Robert Cox        President,              November 26, 2002
--------------        Director,               -----------------
Robert Cox            Chief Executive
                      Officer,
                      Secretary and
                      Treasurer



                        End of Filing


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